UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K




                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                         Date of Report: March 10, 2000



                              THE DIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




     DELAWARE                                                      51-0374887
(State  or  Other  Jurisdiction  of                         (I.R.S.  Employer
Incorporation  or  Organization)                         Identification  No.)


15501  NORTH  DIAL  BOULEVARD
SCOTTSDALE,  ARIZONA                                             85260-1619
(Address  of  Principal  Executive  Offices)                    (Zip  Code)


Registrant's  Telephone  Number,  Including  Area  Code  (480)  754-3425

ITEM  5.  OTHER  EVENTS.

On March 10, 2000, the Company issued a press release relating to its financial earnings outlook for the first half of 2000, a copy of which is filed herewith as Exhibit 99.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


THE  DIAL  CORPORATION
March  13,  2000

/s/Susan  J.  Riley
   Executive  Vice  President  and  Chief  Financial  Officer












     CYNTHIA  DEMERS  --  CORPORATE  AND  GOVERNMENT  AFFAIRS
480.754.4090

     BOB  FULTON  --  INVESTOR  RELATIONS
480.754.1016


              DIAL REVISES EARNINGS OUTLOOK FOR FIRST HALF OF 2000


SCOTTSDALE, ARIZ., MARCH 10, 2000 - The Dial Corporation (NYSE: DL) announced today that it expects earnings per share for the first half of 2000 to be down 10-12 percent from a year ago. This represents a shortfall versus previous guidance of approximately 20 percentage points. The Company believes that certain events leading to these lower than expected earnings will impact both sales and gross margin for the first and second quarters. Earnings estimates for the second half of the year remain unchanged. The Company now expects total year 2000 earnings to grow in the range of 5-7 percent versus previous year, a reduction of approximately 9 percentage points versus previous guidance.

     Sales, as consolidated, are expected to be down about 3-5 percent in both the first and second quarters of 2000 from the respective periods a year ago. However, including the Dial/Henkel joint venture, sales are expected to be up this year by 2-3 percent in the first half. For the full year, consolidated sales are now expected to be up 3-4 percent, and approximately 10 percent including the Dial/Henkel joint venture. The factors relating to the sales shortfall are primarily:

- The consolidation and balancing of inventory that occurred when Dial's second largest customer converted from buying direct to buying through two wholesalers;

- The continuing price war in Argentina between two of the Company's competitors in the premium segment of the detergent market affecting Dial's value brand in the region;

- A shortfall on the sale of Armour canned meats due to increased Y2K-related retail inventory buildup at year's end, coupled with a price increase taken by Dial in January that has not been matched by competition.

     The gross margin in the first half will be impacted by the reduced overhead absorption associated with the lower than expected sales volumes and the increasing cost of petroleum that affects, among other things, transportation and distribution expenses.

     "We're extremely disappointed to announce that our first half results are being adversely affected by these events," said Mal Jozoff, Dial Chairman and CEO. "Any of them taken alone would not likely have materially impacted our year. However, the concurrence of all of these events in the same period compels us to reduce our estimates for the first half.

     "We believe that the health of our core businesses is sound, as reflected in our strong consumer take-away at retail and our robust new product pipeline," continued Jozoff. "We plan to work through our short-term earnings issues and remain optimistic that we can deliver our second half results as planned. We are committed to delivering our long-term top - and bottom-line growth targets."

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, Armour Star canned meats, and the Sarah Michaels, Freeman Cosmetics and Nature's Accents personal care brands. Dial products have been in the American marketplace for more than 100 years.

     Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements, as that term is defined by the U.S. Securities and Exchange Commission (SEC). Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's 1998 Annual Report on Form 10K, including the section entitled "Management's Discussion and Analysis of Results of Operations and Financial Condition," and in its 1999 Quarterly Reports on Form 10-Q for the fiscal quarters ended April 3, July 3 and October 2. All of these reports have been filed with the SEC. For a copy of these reports, please access the Company's Web site at www.dialcorp.com or call the Dial Consumer Information Center at 1-800-528-0849.

                                       ###